Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. RECEIVES $67.3 MILLION
MOVEMENT TRACKING SYSTEM CONTRACT CEILING INCREASE AND PROVIDES
MTS CONTRACT UPDATE

Melville, New York, May 5, 2010 - Comtech Telecommunications Corp. (NASDAQ:CMTL) announced today that its Maryland-based subsidiary, Comtech Mobile Datacom Corporation, received a $67.3 million ceiling increase to its Movement Tracking System (MTS) program contract with the U.S. Army and that deliveries under this contract ceiling increase can continue to be made through July 2011. The total contract ceiling for its current MTS contract is now $672.4 million for which Comtech has received orders to date of $595.2 million.

Since Comtech’s MTS contract was previously near its ceiling limit, this increase enables Comtech to continue to provide uninterrupted satellite airtime capacity as well as communications equipment, engineering support, worldwide installation, network management services, training and technical support services to the U.S. Army.

In addition to the MTS contract ceiling increase, Comtech also announced that its third-party supplier of new MTS ruggedized computers and certain related accessories has met and slightly exceeded Comtech’s estimated production and delivery schedule for its most recent quarter ended April 30, 2010. In addition, although minor production and technical issues remain, Comtech believes its third-party supplier is on track to meet or slightly exceed Comtech’s estimated production and delivery schedule for the remainder of its fiscal 2010. Comtech will provide a more specific update during its next quarterly earnings conference call which is anticipated to occur during the first week of June 2010.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, "We are extremely pleased to have received this MTS contract ceiling increase which supports immediate U.S. Army operational needs and demonstrates the continuing value of our MTS mobile tracking hardware, network and services to the U.S. Army. We believe this contract ceiling increase bodes well as we look towards our fiscal 2011 and we anticipate receiving a major order against this contract ceiling increase shortly.”

Mr. Kornberg added, “With the current contract still expiring in July 2010, we believe that it is unlikely that the next-generation MTS proposal process will be complete by that date. We believe that a significant portion of this ceiling increase will be utilized to provide the full spectrum of solutions required to meet the MTS program’s needs.”

Comtech Mobile Datacom Corporation, a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services through the use of advanced communication and network technology. To learn more about Comtech Mobile Datacom, please visit the company's website at www.comtechmobile.com.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

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Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com